UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 4)*


                             FISHER COMMUNICATIONS, INC.
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                               (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
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                        (Title of Class of Securities)

                                  337756 20 9
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                                (CUSIP Number)

                                December 31, 2004
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             (Date of Event Which Requires Filing of This Statement)


 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                  ---------------------
 CUSIP NO. 337756 20 9
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      NAME OF REPORTING PERSONS:
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         EDWARD A. GOWEY

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    N/A
                                                                (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                   5
                         1,200

                  -----------------------------------------------------------
                         SHARED VOTING POWER
                   6

                         393,504
                       --------------------------------------------------------
                        SOLE DISPOSITIVE POWER
                   7
                         1,200

                   -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                    8
                         584,968

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      586,168

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.8% (1)

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      TYPE OF REPORTING PERSON*
12
      IN

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 (1) Based on 8,618,781 shares of common stock outstanding as of 10/26/04.

Item 1 (a):  NAME OF ISSUER

             FISHER COMMUNICATIONS, INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            100 Fourth Avenue N., Suite 440, Seattle, WA  98109

Item 2 (a):  NAME OF PERSON FILING

             Edward A. Gowey

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

             17869 Ballinger Way NE
             Seattle, WA  98155

Item 2 (c):  CITIZENSHIP

             United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES

             Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER

             337756 20 9

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), 240.13d-2(b) or (c), check whether the person filing is a:

Not  applicable

Item 4:      OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)   Amount Beneficially Owned:

         As of December 31, 2004, Edward A. Gowey was the record owner of 1,200 shares of Common Stock, the D. R. Fisher Trust UW of D. R. Fisher
(the "Trust") was the record owner of 393,504  shares of Common Stock,  and
D. R. Fisher Company ("Fisher Co.") was the record owner of 191,464 shares of Common Stock. Edward Gowey serves as one of three trustees of the Trust and as an officer of the Fisher Co.

             (b)   Percent of Class:

                   6.8%

             (c)   Number of Shares as to Which Such Person Has:

                   (i)   sole power to vote or direct the vote:

                         1,200

                   (ii)  Shared power to vote or direct the vote:

                         393,504

                   (iii) Sole power to dispose or to direct the disposition of:

                         1,200 Shares

                   (iv) Shared power to dispose or to direct the disposition of:

                         584,968

         Edward A. Gowey expressly disclaims beneficial ownership of the Trust and Fisher Co. shares, except for his proportionate pecuniary interest in such securities.


Item 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

             Not Applicable


Item 6:      OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

             Not Applicable

Item 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable

Item 9:      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable

Item 10:     CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


Dated  February 8, 2005                 /s/ EDWARD A. GOWEY
                                        ________________________________
                                        Signature